UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 31, 2011

NOVAVAX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-26770	22-2816046
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9920 Belward Campus Drive Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(240) 268-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 21, 2010, Novavax, Inc. (the “Company”) received a comment letter from the staff (the “Staff”) of the Division of Corporation Finance of the Securities and Exchange Commission (the “SEC”) with respect to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. In the letter, the Staff suggested (1) that the Company could enhance its disclosures about research and development expenses related to major projects, and (2) that the Company should evaluate the appropriate accounting classification of the warrants sold in it registered offering of common stock and warrants on July 31, 2008.  The Company responded to these issues in a letter to the SEC dated January 21, 2011.

In its response with respect to the first issue, the Company proposed to improve its disclosure of research and development expenses by providing additional detail in its Annual Report on Form 10-K for the year ended December 31, 2010. The Company also proposed to clarify the development phase of each of its major projects.

In its response with respect to the second issue, the Company acknowledged that the warrants, which the Company has classified under stockholders’ equity, should have been classified as liabilities in its financial statements. The Company concluded that management’s decision to utilize equity treatment for the warrants beginning in 2008 was likely based on the fact the warrants were issued pursuant to a shelf registration statement with ample shares under such registration statement to cover their exercise. The Company reviewed the impact of reclassifying these warrants as liabilities on its financial statements and determined that adjusting to appropriate accounting treatment would not be material to its investors and, therefore, informed the Staff that the Company did not intend to restate its previously filed financial statements (those for the years ended December 31, 2008 and 2009, and each interim period, including through September 30, 2010). The Company proposed instead to disclose the classification error and to correct this classification and accounting treatment in its consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2010. Additionally, the Company proposed that the unaudited quarterly financial information footnote in its Annual Report on Form 10-K for the year ended December 31, 2010 reflect the impact of marking the warrant liability to fair value for each interim period included in the footnote.

In determining whether the reclassification of these warrants as liabilities would have materially impacted its past financial statements, the Company performed the following computations:

Table 1 below illustrates the significant assumptions used to determine the fair value of these warrants at each reporting period and the change in fair value from period to period.

Table 1:  Data Assumptions and Determination of Fair Value of Warrants

	Q3 2008	Q4 2008	Q1 2009	Q2 2009	Q3 2009	Q4 2009	Q1 2010	Q2 2010	Q3 2010
Closing Stock Price	$2.90	$1.89	$1.02	$3.28	$3.96	$2.66	$2.31	$2.17	$2.19
Discount (risk-free) rate	2.98%	1.55%	1.67%	2.54%	1.45%	1.70%	1.60%	1.00%	0.64%
Volatility	67.54%	71.37%	78.92%	83.17%	81.91%	81.36%	81.79%	83.92%	86.31%
Term	4.83 years	4.58 years	4.33 years	4.08 years	3.83 years	3.58 years	3.33 years	3.08 years	2.83 years
Fair value per share	$1.52	$0.80	$0.34	$1.97	$2.40	$1.34	$1.05	$0.93	$0.92
Aggregate fair value of Warrants (in thousands)	$5,082	$2,675	$1,137	$6,586	$8,024	$4,480	$3,510	$3,109	$3,076
Change in fair value of Warrants (in thousands)	$936*	$(2,407)	$(1,538)	$5,449	$1,438	$(3,544)	$(970)	$(401)	$(33)

*The change in the fair value in Q3 2008 represents the change in fair value of the warrants from the date of issuance (approximately $4.1 million).

Table 2 shows the impact of recording these warrants as a liability on net loss and loss per share, and stockholders’ equity for fiscal years 2008 and 2009 and for the first nine months of fiscal year 2010 (quarterly numbers are also presented beginning Q3 2008, the quarter in which these warrants were issued).

Table 2:  Impact on 2008 and 2009 Financial Statements (in thousands except per share amount)

	Q3 2008	Q4 2008	Fiscal 2008	Q1 2009	Q2 2009	Q3 2009	Q4 2009	Fiscal 2009
Net loss (reported)	$(7,842)	$(11,080)	$(36,049)	$(8,349)	$(8,540)	$(7,530)	$(13,955)	$(38,374)
Net loss (adjusted)	$(8,778)	$(8,673)	$(34,578)	$(6,811)	$(13,989)	$(8,968)	$(10,411)	$(40,179)
Impact on net loss (increase) decrease	$(936)	$2,407	$1,471	$1,538	$(5,449)	$(1,438)	$3,544	$(1,805)
Percent (increase) decrease to net loss	(11.9%)	21.7%	4.1%	18.4%	(63.8%)	(19.1%)	25.4%	(4.7%)
Loss per share (reported)	$(0.12)	$(0.15)	$(0.53)	$(0.12)	$(0.10)	$(0.08)	$(0.15)	$(0.45)
Loss per share (adjusted)	$(0.13)	$(0.13)	$(0.51)	$(0.10)	$(0.16)	$(0.10)	$(0.11)	$(0.47)
Stockholders’ equity (reported)	$56,132	$45,489	$45,489	$37,794	$59,721	$67,017	$74,465	$74,465
Stockholders’ equity (adjusted)	$51,050	$42,814	$42,814	$36,657	$53,135	$58,993	$69,985	$69,985
Percent impact to stockholders’ equity	(9.1%)	(5.9%)	(5.9%)	(3.0%)	(11.0%)	(12.0%)	(6.0%)	(6.0%)

Table 2 (cont.):  Impact to 2010 Financial Statements (in thousands except per share amount)

	Q1 2010	Q2 2010	Q3 2010	YTD 9/30/10
Net loss (reported)	$(11,412)	$(9,426)	$(10,335)	$(31,194)
Net loss (adjusted)	$(10,442)	$(9,025)	$(10,302)	$(29,790)
Impact on net loss (increase) decrease	$970	$401	$33	$1,404
Percent (increase) decrease to net loss	8.5%	4.3%	0.3%	4.5%
Loss per share (reported)	$(0.11)	$(0.09)	$(0.10)	$(0.30)
Loss per share (adjusted)	$(0.10)	$(0.09)	$(0.10)	$(0.29)
Stockholders’ equity (reported)	$63,139	$57,523	$66,993	$66,993
Stockholders’ equity (adjusted)	$59,629	$54,414	$63,917	$63,917
Percentage impact to stockholders’ equity	(5.6%)	(5.4%)	(4.6%)	(4.6%)

The Staff has not yet commented on the Company’s proposals in response to the Staff’s comments.  The Staff may disagree with the Company’s proposals; for example, the Staff may suggest that the Company should restate prior financial statements. The Company expects that the SEC will respond to its proposal in February.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized

Novavax, Inc. (Registrant)

January 31, 2011	By:	/s/ John A. Herrmann III
	Name:	John A. Herrmann III
	Title:	Executive Director, Legal Affairs and Corporate Secretary